EXHIBIT 3.1


                         CERTIFICATE OF AMENDMENT TO THE

                RESTATED AND AMENDED CERTIFICATE OF INCORPORATION

                             OF STORAGE ENGINE, INC.

     Pursuant to Section 14A:7-2 of the New Jersey Business Corporation Act, the undersigned corporation executes this Certificate of Amendment to its Restated and Amended Certificate of Incorporation.

     1. The name of the corporation is Storage Engine, Inc. (the "Corporation").

     2. Paragraph II(1) of the Corporation's Certificate of Amendment to the Restated and Amended Certificate of Incorporation is amended to read in its entirety as follows:

          "(1) Number and Designation. 2,231,250 shares of the Preferred Stock of the Corporation shall be designated as 6% Cumulative Convertible Preferred Stock, Series A (the "Series A Convertible Preferred Stock")."

     3. The foregoing amendment establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof was duly adopted by the Board of Directors on the 25th day of January, 2001 pursuant to authority vested in it by the Certificate of Incorporation.

                                    * * * * *

     IN WITNESS WHEREOF, this Certificate of Amendment is made this 15th day of October, 2001.

ATTEST:                           STORAGE ENGINE, INC.



                              By: /s/ Gregg M. Azcuy
                                  -------------------------------
                                  Gregg M. Azcuy, President and
                                  Chief Executive Officer




                                      -2-